Exhibit 99.15(hh)

APPENDIX H

CODE OF ETHICS

I.                                        INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all federal securities laws.   In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.                                   DEFINITIONS

1.                                      Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.                                      Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.                                      Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.                                      Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

5.                                      Personal Account means any account in which a Covered Person has any beneficial ownership.

6.                                      Reportable Security means a security as defined in section 202(a) (18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)                                   Direct obligations of the Government of the United States;

(ii)                                Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)                             Shares issued by money market funds;

(iv)                            Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)                               Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.                                      Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client.

8.                                      Short Sale means the sale of securities that the seller does not own.  A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.                              APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•                  A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•                  Any immediate family members who live in the Covered Person’s household;

•                  Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•                  Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.                               RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.                                      General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.                                      Preclearance of Transactions in Personal Account.  A Covered Person must obtain the prior written approval, of either the Compliance Officer or the Head Trader before engaging in any transaction in his or her Personal Account.  The transaction may be approved if it is concluded that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  Generally, any security appearing on the Restricted Security list will not be approved for personal trading.  A Transaction Preclearance Form is annexed as Attachment A.  The Adviser is required to maintain as part of the firm’s books and records copies of all Transaction Preclearance Forms in which approval is granted for the purchase by Covered Persons of securities in an initial public offering, limited offering or private placement.  The Adviser is required to maintain such Transaction Preclearance Forms for a period of five years following end of the fiscal year in which the Form was submitted.

3.                                      Prohibitions on Trading in Securities on the Restricted Securities List.  A Covered Person may not execute any personal securities transaction of any kind in any securities on the Restricted Securities list. The Compliance Officer will administer a list of all Restricted Securities.  Each portfolio manager and analyst will immediately notify the Compliance Officer of the commencement of any research or consideration of a security.  The Compliance Officer will ensure that securities under consideration for clients, as well as any securities owned by clients are promptly added to the Restricted Securities list.

4.                                      Short Sales.  A Covered Person may not engage in any short sale of a security on the Restricted Security list.  However, short sales of securities that are not on the Restricted Securities list “against the box” are permitted.

5.                                      Initial Public Offerings.  A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

6.                                      Private Placements and Investment Opportunities of Limited Availability.  A Covered Person may not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

7.                                      Service on Boards of Directors; Other Business Activities.  A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.  At the time a Covered Person submits the holdings report in accordance with Section VI.3 of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role.  A Form of Report on Outside Business Activities is Attached as Attachment E.

8.                                      Short Term or Excessive Trading.  The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues.  Accordingly, no Covered Person may purchase and sell the securities of the same issuer within 30 days or engage in more than 5 personal securities transactions during any month.

9.                                      No Trading on Same Day as the Fund.  Covered Persons are generally prohibited from personal trades of the same security on the same day when the Adviser’s clients trade.  The Compliance Officer may on an ad hoc basis permit such trades provided the Adviser maintains documentation for the approval of such trade.

10.                               Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer pre clears the arrangement and finds that the arrangement would not harm any client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.                                    EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements.  The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV.2:

1.                                      Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.                                      Purchases or sales pursuant to an Automatic Investment Plan;

3.                                      Transactions in securities that are not Reportable Securities; and

4.                                      Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.                               REPORTING

1.                                      Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser.  All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with:

•                                    the Covered Person’s monthly account statements and, if possible, transaction confirmations.

•                                    Covered Persons are excused from submitting quarterly transaction reports provided the Compliance Officer receives your account statements or confirmations within 30 days following quarter end.

2.                                      New Accounts.  Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.                                      Disclosure of Securities Holdings.  All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing:

•                                    securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.                                      the names of any brokerage firms or banks where the Covered Person has an account in which any securities are held.

b.                                      The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.  A form of the initial report is set forth in Attachment B.  The Covered Person can satisfy the initial or annual holdings report requirements by timely filing and dating a copy of all brokerage account statements listing all of your Reportable Securities holdings.

4.                                      Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.                                      Covered Persons must report immediately any suspected violations to the Compliance Officer.

6.                                      Transactions Subject to Review.    The Compliance Officer (or his delegate) is responsible for reviewing the Reportable Securities transactions and holdings of Covered Persons.

VII.                          RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments, other memoranda relating to the administration of this Code of Ethics, and annual reports required to be furnished to boards of directors of any registered investment company clients.  All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.                     OVERSIGHT OF CODE OF ETHICS

1.                                      Acknowledgment.  The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Compliance Officer.

2.                                      Review of Transactions.  Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities.  Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.  A combination of the Head Trader or other Adviser employees will review the Compliance Officer’s transactions.

3.                                      Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.                                      Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law.  The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.                                      ADV Disclosure.  The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics in Item 11 of Part 2A and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.                              REQUIREMENT FOR REGISTERED INVESTMENT COMPANY CLIENTS

1.                                      Initial Certification and Approval of Code of Ethics.  The Adviser is required to obtain approval for its Code of Ethics from the board of directors of a registered investment company client prior to rendering advisory services to such registered investment company. To that end, the Compliance Officer is responsible for providing the board of directors a certification that the Adviser has adopted policies and procedures reasonably necessary to prevent violations of the Adviser’s Code of Ethics.

2.                                      Annual Reporting.  The Adviser is required to furnish within forty-five (45) days of the last calendar quarter of the year, a written report that (a) describes any issues or material violations of the firm’s Code of Ethics that arose during the preceding calendar year, as well as any sanctions imposed in response to such material violations; and (b) certifies that the Adviser has adopted procedures reasonably necessary to prevent violations of the Adviser’s Code of Ethics.  The Compliance Officer is responsible for preparing and furnishing the annual report to the boards of directors of any registered investment company clients.

3.                                      Changes to the Code of Ethics.  The Adviser is required to obtain approval for any material changes to its Code of Ethics from the board of directors of a registered investment company client no later than six months after the Adviser’s adoption of the material change.  The Compliance Officer is responsible for providing the board of directors a certification that the Adviser has adopted policies and procedures reasonably necessary to prevent violations of the Adviser’s Code of Ethics.

X.                                   CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

APPENDIX H
ATTACHMENT A

Kettle Hill Capital Management, LLC

Transaction Preclearance Form

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered Persons must complete this Preclearance Form and obtain approval from the Compliance Officer or Head Trader prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information

Issuer:

Equity Investments:                                                     Cmn                                                  Pfd

Number of shares

Transaction Information

Transaction Type (please circle):                                                                Purchase                                                                                               Sale                                                                         Short Sale

Trade Date:

Price:

Broker/Dealer:

Is the investment a security on the “Restricted Security” List?	Y	N

Is the investment an initial public offering?	Y	N

Is the investment a private placement or investment opportunity of limited availability?	Y	N

Number of transactions during the month?

Check all of the following that apply:

☐                                  This transaction is for investment purposes and to the best of my knowledge complies with the Adviser’s Code of Ethics.

☐                                  To the best of my knowledge, this security nor any other security of the issuer nor any derivative security tied to a security of the issuer is currently recommended for purchase or sale to clients.

☐                                  I am not in possession of material non-public information relating to this security or the issuer of this security.

☐                                  I understand that if approval is granted, my pre-clearance authorization is valid for only 48 hours from the date and time that the approval email is sent.

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information.

Employee Name (please print)

Employee Signature	Date

To be completed by the Compliance Officer or Head Trader

Approved by	Date

APPENDIX H
ATTACHMENT B

Kettle Hill Capital Management, LLC

INITIAL/ANNUAL HOLDINGS REPORT

To:                                                                             Compliance Officer

From:

Subject:                                                   Personal Securities Transactions

Pursuant to the Code, you must submit an initial holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code).  You are not required to include all holdings of shares of open end investment companies (mutual funds).

Kindly complete the form below and return it to the Compliance Officer.  In lieu of completing this report, you can submit all of your brokerage account statements containing Reportable Securities not dated more than 45 days prior to the date of this initial report or annual report.   If this is an Initial Holdings Report, either this report or brokerage account statements must be submitted no later than 10 days after the date on which the undersigned became a Covered Person.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

APPENDIX H
ATTACHMENT C

[RESERVED]

APPENDIX H
ATTACHMENT D

Kettle Hill Capital Management, LLC

CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Kettle Hill Capital Management, LLC Code of Ethics and certify that I have read and understand it and agree to abide by it.  I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer I have reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)

APPENDIX H
ATTACHMENT E

Kettle Hill Capital Management, LLC

REPORT ON OUTSIDE BUSINESS ACTIVITIES

Name of Supervised Person:

Introduction

Kettle Hill Capital Management, LLC’s (“Kettle Hill”) personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (excluding charitable organizations), without prior written authorization from the Compliance Officer.

Pursuant to Kettle Hill’s Code of Ethics (“the Code”), all supervised persons are required to submit, to the Compliance Officer, a description of any business activities outside of Kettle Hill in which the supervised persons have a significant role, including all board of director’s seats or offices that are hold.  Please describe all outside business activities in the space provided below.

Additionally, please include information as to whether any family members serve on the board of directors of any company, including a publicly traded company, or are otherwise employed by any publicly traded companies, or are employed by a brokerage firm or investment bank.  Relevant information includes the family member’s name, their relation, the company for which they work and their title.

Directions

Please provide information on all of your professional licenses held during the calendar year, including but not limited to all securities licenses. Please write N/A if you do not hold any professional licenses.

Type of License (e.g., Series 7 or 65, State Bar, C.P.A., Insurance, Real Estate)	Name of Entity that Issued the License (e.g., FINRA, State of NY)	License #, if applicable	Current License Status (e.g., Active, Inactive, Expired, Revoked)

Please provide information on all of your outside business activities (i.e., any business activity not directly related to your employment with Kettle Hill) during the calendar year, whether paid or volunteer (e.g., serving on a board of directors; consulting, accounting or legal work; tax preparation; notary services; investment clubs; working as a solicitor; elected or appointed office; political action committees; any other side business). Please write N/A if you did not participate in and outside business activities during the year.

Type of Activity	Name of Any Entity Associated with the Activity, if applicable	Paid or Unpaid	Relationship to Kettle Hill, if applicable (e.g., a Kettle Hill client was a co-board member)

Print Name of Supervised Person:	Date:

Signature of Supervised Person:

APPENDIX H1

GIFTS, BUSINESS ENTERTAINMENT AND CHARITABLE CONTRIBUTIONS
 POLICY AND PROCEDURES

To address potential conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment, as well as charitable contributions.(1)Any exception to this policy may be considered on a case-by-case basis and will be granted only upon prior written approval of the Compliance Officer. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

I.                GIFTS

No Covered Person may, during any calendar year, give or receive any gifts, services, or other items of more than de minimis value, which for the purpose of this policy is $300, to or from any Third Party(2)without the prior written approval of the Compliance Officer.  Covered Persons are also required to report, on a quarterly basis, such gifts, services or other items of more than de minimis value using the Report of Gift or Business Entertainment Event Form annexed as Attachment A.

A.            The cost and the prevailing retail market price of the gift should be considered in making a good faith estimate of its value. Additional costs such as shipping, handling, engraving, and tax expenditures need not be included in the valuation. In addition, please note the following:

•                 Tickets given to concerts, theater, sporting events, or comparable activities that are not hosted — either by the Covered Person or the Third Party — are considered gifts.

•                 The giving or receiving of cash or gift checks is prohibited. The giving or receiving of gift certificates or gift cards is allowed but must satisfy the de minims requirements as required for all gifts.

•                 Promotional items, such as caps, calendars, paperweights, clothing, bags, etc., with the Adviser’s name or logo printed on them, are not considered gifts. However, promotional items that (i) are deemed or could be considered lavish or (ii) do not prominently display the Adviser’s logo or name may be considered gifts. The Compliance Officer should be consulted before these types of promotional items are given to any Third Party.

II.           BUSINESS ENTERTAINMENT

Each Covered Person must report to the Compliance Officer, on a quarterly basis, any meal, refreshment and any business entertainment in excess of de minimis value provided or received in connection with the Covered Person’s employment. For purposes of this policy de minimis value is $300 per person for a meal, refreshment, or for tickets to a concert, theatre, sporting event, or comparable activity.  The Report of Gift or Business Entertainment Event Form is annexed as Attachment A.

•                 Estimate the value of tickets to concerts, theaters, sporting events, or comparable activities at the greater of cost or face value. Accordingly, in most instances, premium sporting or

(1)              In general, the Adviser is less concerned about these potential issues in connection with privately-held companies.

(2)              The term “Third Party” shall mean any employee, consultant, or independent contractor of (i) a company or individual with whom the Adviser currently does business or is likely to do business with in the future; (ii) an investor or potential investor; (iii) a client or potential client; or (iv) a regulatory or government agency.

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special events should be valued at cost, not face value.

•                 Entertainment expenses should not be so lavish or extensive in nature that it would be reasonably judged to have the likely effect of causing the Third Party to act in a manner inconsistent with the best interest of the Third Party’s employer.

•                 Tickets to concerts, theater, sporting events, or comparable activities that are not hosted (i.e., the Third Party or the Adviser employee is not in attendance) or that are not for a legitimate business purpose are considered gifts, not entertainment.

III.                              Charitable Contributions

Each Covered Person must report to the Compliance Officer, on a quarterly basis, if applicable, any charitable donation or contribution in excess of de minimis value provided or received in connection with the Covered Person’s employment as an investment adviser. For purposes of this policy, de minimis value is $300 per donation or contribution.  Contributions by covered associates unrelated to their employment with the Adviser are not required to be reported.

The Report of Gift, Business Entertainment or Charitable Contribution Form is annexed as Attachment A.

•                 If the donation or contribution is an item, estimate the value of contributions or donations at the higher of the cost of acquisition or the face value of the item.

•                 If the donation or contribution is in the form of entertainment expenses, those expenses should not be so lavish or extensive in nature that it would be reasonably judged to have the likely effect of causing a Third Party to act in a manner inconsistent with the best interest of the Third Party’s employer.

•                 If the donation or contribution is in the form of services/time, and such service is related to the Covered Person’s employment, the value of the service will be calculated at the fair market value of such a service.

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APPENDIX H1
ATTACHMENT A

Kettle Hill Capital Management, LLC

REPORT OF GIFT, CHARITABLE CONTRIBUTION OR BUSINESS ENTERTAINMENT EVENT

You must report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value $300 per person.

Kindly complete the form below for the quarter just ended and return it to the Compliance Officer.

Period of Report:  From              to                     .

Date	Description of Gift, Charitable Contribution or Business Entertainment Event	Value

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL GIFTS THAT I HAVE RECEIVED, CHARITABLE CONTRIBUTIONS AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD COVERED BY THIS REPORT.

Name of reporting person

DATE:

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APPENDIX H2

POLITICAL CONTRIBUTIONS AND PAYMENTS TO THIRD PARTY SOLICITORS
POLICIES AND PROCEDURES

I.                                        STATEMENT OF POLICY

To the extent the Adviser provides or seeks to provide investment advisory services to a government entity,(1) the Adviser will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by the Adviser.  All italicized terms used in these procedures are defined in Section III, “Definitions”.

In this regard, the Adviser has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).(2)  The Rule, with certain exceptions, prohibits the Adviser from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Adviser or any of its covered associates makes a contribution to an official of such government entity;

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Adviser is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Adviser is providing or seeking to provide advisory services to a government entity; and

(iii) making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Adviser unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Adviser.

The Rule applies only to the extent that the Adviser provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

(1)  The Adviser will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

(2)  The Adviser may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located.  (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

H2-1

II.                                   PROCEDURES

These procedures seek to ensure that neither the Adviser nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that the Adviser has adopted herein.  In addition, these procedures prohibit the Adviser from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

A.                                    Political Contributions

(i)                                     (a)                                 Preclearance of Political Contributions: The Adviser and each covered associate must obtain the prior written approval of the Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, or candidate for state, local, or federal office (a “Candidate”); any political action committee; or a political party or political subdivision thereof on or after March 14, 2011.  A Political Contributions Preclearance Request Form is annexed as Attachment B hereof.

(b)                                 Certain De Minimis Contributions:  As a matter of policy, the Compliance Officer may approve a contribution by a covered associate per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser.  Notwithstanding the foregoing, the Compliance Officer will not approve any contribution that would result in serious adverse consequences to the Adviser under the Rule.

(ii)                                Preclearance of Coordination and Solicitation of Contributions and Payments:  The Adviser and each covered associate must obtain the prior written approval of the Compliance Officer prior to coordinating or soliciting any person or political action committee on or after March 14, 2011 to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality.  In this regard, the Adviser and each covered associate must obtain the prior written approval of the Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

(iii)                             Preclearance of Contributions to Political Action Committees and State and Local Political Parties:  The Adviser and each covered associate must obtain the prior written approval of the Compliance Officer prior to making any contribution to a political action committee or a state or local political party on or after March 14, 2011.  The Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity.  In the event the Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Compliance Officer will make a determination as to whether to permit the Adviser or the covered

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associate to make a contribution to such political action committee or political party.  As a matter of policy, the Compliance Officer expects to approve a contribution by a covered associate to a political action committee or a state or local political party if the contribution is less than $350 or $150, as applicable.

(iv)                            Special Disclosure Prior to Hire, Promotion or Transfer:  Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of the Adviser, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for the Adviser) or six months (if the person will not solicit clients for the Adviser), but not prior to March 14, 2011. The Adviser will conduct a review of any disclosed contributions as well as a search for any undisclosed contributions for all new covered associates. To the extent the Adviser is aware that the person has made a contribution or payment in violation of these procedures, the Adviser will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

(v)                               Exception for Certain Returned Contributions:  The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after the Adviser or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned.  In the event the Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution.  In the event the Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances.  The Adviser’s reliance on this exception for returned contributions is limited to no more than three times per a 12-month period and no more than once for each covered associate, regardless of the time period.

(vi)                            Indirect Violations:  Neither the Adviser nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

(vii)                         Recordkeeping:  The Compliance Officer will compile and keep a list of (a) all government entities to which the Adviser provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Adviser provides or has provided investment advisory services, as applicable, in the past five years (but not prior to March 14, 2011), and (b) all contributions made by the Adviser or any of its covered associates on or after March 14, 2011. Additionally, the Compliance Officer will keep a record of all disclosed political contributions, as well as any undisclosed contributions discovered during periodic searches, and monitor these records for any violation of applicable laws.

B.                                    Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)                                   Review and Approval of Third Party Solicitation Agreements:  The Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to the Adviser entering into such agreement or arrangement.

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(ii)                                Required Disclosure by Regulated Persons:  Prior to the Adviser providing or agreeing to provide payment to a third party on or after June 13, 2012 to solicit advisory business from a government entity on its behalf, the Compliance Officer will require the third party to provide, as a condition to the Adviser engaging such third party, a written representation regarding its status as a regulated person.  In addition, the Compliance Officer will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

(iii)                             Ongoing Review of Regulated Person Status:  In the event the Adviser provides or agrees to provide payment to a third party on or after June 13, 2012 to solicit advisory business from a government entity, the Adviser will require such third party to provide the Adviser with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Adviser deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)                            Recordkeeping:  The Adviser will keep a list of the name and business address of each regulated person to whom the Adviser provides or agrees to provide, on or after September 13, 2011, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

C.                                    Sub-Advisory Arrangements

(i)                                   Serving as Subadvisor:  In the event the Adviser enters into an agreement or other arrangement with a third party whereby the Adviser will serve as a subadvisor to an account or a covered investment pool managed by such third party, the Compliance Officer will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool.  In the event a government entity does invest in such account or covered investment pool, the Compliance Officer will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures.  In addition, the Compliance Officer will use reasonable efforts to require the third party to obtain the prior written approval of the Adviser prior to admitting a government entity as an investor in a covered investment pool to which the Adviser is providing subadvisory services.

(ii)                                Hiring of Subadvisor:  In the event the Adviser hires a third party to serve as a subadvisor to an account or a covered investment pool in which a government entity invests, the Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.  In addition, the Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III.                              Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Covered associates” means (i) the Adviser’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Adviser’s employees who solicit a government entity for the Adviser and persons who supervise, directly or indirectly, such employees; and (iii) any political

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action committee controlled by the Adviser or by any person described in (i) or (ii) above.  An “executive officer” of the Adviser means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Adviser who performs a policy-making function or any other person who performs similar policy-making functions for the Adviser.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c) (11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Adviser is providing or seeking to provide investment advisory services;

(ii) a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule; or

(iii) a “municipal advisor” registered with the SEC under section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Adviser, and (ii) with respect to

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a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

APPENDIX H2

ATTACHMENT A

POLITICAL CONTRIBUTIONS PRE-CLEARANCE REQUEST FORM

Request By:
Print Name

Candidate:

Current Position of Candidate:

Position Candidate is seeking:

Is it a (circle one): State/Federal/PAC Contribution

Is employee entitled to vote for Candidate? (circle one): YES / NO

Proposed Contribution Amount:

Request is approved (circle one): YES / NO

Reason:

By:

Signature:

Date:

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